EXHIBIT 10.1
memberp

Executive Defined Contribution Retirement Plan
Effective January 1, 2025

Policy Information

Document Title:	Executive Defined Contribution Retirement Plan
Content Owner:	Chief People and Inclusion Officer
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	Full Board (Compensation)
Review Frequency:	As Needed
Initial Effective Date:	01/01/2025
Last CEO Approval Date:
Next Review Date:	As Needed

■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

The Federal Home Loan Bank of Topeka (the “Bank”) hereby adopts the Federal Home Loan Bank of Topeka Executive Defined Contribution Retirement Plan (the “Plan”), effective January 1, 2025.
The Bank desires to attract and retain senior executive level talent by providing an unfunded non-qualified requirement plan to ensure a competitive total rewards package.
The Plan is a governmental plan under Section 4(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is therefore exempt from coverage under ERISA. The Plan is an unfunded deferred compensation plan that is not intended to be qualified under IRC Section 401(a) and it is intended that this Plan comply with all applicable laws, including the requirements of IRC Section 409A.
Article 1.    Definitions
When used in the Plan, the following terms shall have the following meanings:
1.01    “Account” means the account established and maintained under the Plan to record a Participant’s Benefit.
1.02    “Bank” means the Federal Home Loan Bank of Topeka.
1.03    “Beneficiary” means the recipient designated in accordance with Article 5 to receive the benefits, if any, payable upon the Participant’s death, as identified in the records maintained under the Plan.
1.04    “Benefit” means the benefits payable to a Participant as set forth in Article 4 of the Plan.
1.05    “BEP” means the Federal Home Loan Bank of Topeka Benefit Equalization Plan, as amended from time to time.
1.06    “Board of Directors” or “Board” means the Board of Directors of the Bank.
1.07    “Cause” has the meaning given to the term in the EICP.
1.08    “Change in Control” has the meaning given to the phrase in the Bank’s Change in Control Plan, or such other change in control plan adopted and maintained by the Bank for the benefit of Eligible Employees.

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

1.09    “Committee” means the Compensation, Human Resources, and Inclusion Committee of the Board of Directors.
1.10    “Compensation” means the cash remuneration payable to an Employee by the Bank during the Plan Year, determined without regard to reduction under the BEP or under IRC Sections 125, 132(f)(4), and 401(k). “Compensation” does not include fringe benefits; disability payments; benefit plan distributions; BEP distributions; unused accrued sick, vacation or other leave payments; non-incentive bonuses; non-monetary benefits, awards, or allowances; imputed income and other non-cash compensation; and tax gross ups.
Any compensation paid after an Eligible Employee’s Termination will not be treated as Compensation unless such amounts (a) are paid by the later of 2½ months after the Eligible Employee’s Termination or the end of the Plan Year that includes the Eligible Employee’s Termination, (b) are payment of regular compensation, bonuses, or other similar payments, and (c) would have been paid to the Eligible Employee if the Eligible Employee’s employment had continued and such amounts would have been included in Compensation had the payment been made prior to the Eligible Employee’s Termination.
1.11    “DCRP Contribution” means the nonelective contribution credited to an Eligible Employee’s Account under Article 2.
1.12    “Disability” or “Disabled” means the Eligible Employee meets one of the following requirements:
(a)    The Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of 12 months.
(b)    The Eligible Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement for a period of not less than three months under a disability, accident, or health plan covering employees of the Bank.
(c)    The Eligible Employee is determined to be disabled by the Social Security Administration.
(d)    The Eligible Employee is determined to be disabled in accordance with a disability insurance program, provided that the definition under such program is consistent with IRC Section 409A.
Whether an Eligible Employee is Disabled will be determined in accordance with IRC Section 409(a)(2)(C).

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

1.13     “Distribution Event” means the earlier of an Eligible Employee’s death, Disability, or Separation from Service.
1.14    “EICP” means the Bank’s Executive Incentive Compensation Plan, or such other cash-based annual incentive compensation plan adopted and maintained by the Bank for the benefit of Eligible Employees.
1.15    “Eligible Employee” means an Employee (a) classified by the Bank at the level of “Senior Vice President” or higher in the payroll or personnel records maintained by the Bank or (b) who has been selected to be an Eligible Employee by the Board.
1.16    “Employee” means an individual who is reported by the Bank as an employee on its payroll records and who receives an IRS Form W-2 from the Bank. No judicial or administrative reclassification, or reclassification by the Bank, of an individual as a common-law employee shall be applied to grant retroactive eligibility to any individual under the Plan.
1.17    “IRC” means the Internal Revenue Code of 1986, as amended and any applicable Treasury Regulations and rulings issued thereunder.
1.18    “Participant” means an individual (including a Beneficiary) who has an Account under the Plan. An individual shall cease to be a Participant in the Plan upon full distribution of such individual’s entire Account from the Plan.
1.19    “Period of Service” means the period beginning with the date an Employee first performs an hour of service with the Bank as an Employee and ending on the date that the Employee ceases to be an Employee.
1.20    “Plan” means the Federal Home Loan Bank of Topeka Executive Defined Contribution Retirement Plan, as set forth herein and amended from time to time.
1.21    “Plan Year” means the 12-month period beginning on January 1 and ending on December 31.
1.22    “Separation from Service” means a separation from service in accordance with IRC Section 409A.
1.23    “Termination” or “Termination of Employment” means severing of an Eligible Employee’s employment with the Bank for any reason. An Eligible Employee who ceases to be an Employee has incurred a Termination for purposes of this Plan.
1.24    “Valuation Date” means the close of business of each business day, or such other valuation date or dates established by the Committee.

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

Article 2.    Contributions
2.01    DCRP Contributions. The Bank will credit to each Participant’s Account a nonelective contribution equal to the applicable percentage of the Participant’s Compensation for the Plan Year or portion thereof during which the Participant is an Eligible Employee. The applicable percentage used to calculate DCRP Contributions will be determined in accordance with the following chart:

Eligible Employee Level	Achievement Level
	Threshold (% of Compensation)	Target (% of Compensation)	Optimum (% of Compensation)
SVP/EVP	5%	10%	15%
President	7.5%	15%	22.5%

The DCRP contribution will be calculated based on the Achievement Level attained (as determined by the Committee in its discretion) for the portion of the Plan Year that the DCRP Contribution is being made and by applying the corresponding percentage (interpolated for Achievement Levels attained between the levels set forth above).
2.02    Vesting of Contributions.
(a)    A Participant will vest in the balance of their Account based on their attained age as follows:

Age Attained	Vested Percentage
65 years	100%
63 years	75%
60 years	50%
< 60 years	0%

(b)    Notwithstanding the foregoing, a Participant shall be 100% vested in the balance of their Account:
(i)    if the Participant’s Period of Service (measured in whole years) when added to the Participant’s age (in whole years) equals or exceeds 70, or
(ii)    upon the occurrence of a Change in Control.
(c)    Any portion of a Participant’s Account that has not vested on the date that the Participant incurs a Termination of Employment will be immediately forfeited as of such date. Notwithstanding the foregoing, if a Participant’s employment is terminated

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

by the Bank without Cause, the Committee may, in its sole discretion, provide for the vesting of all or a portion of the Participant’s Account that has not vested as of the date of such Termination.
(d)    Any amounts forfeited under Section 2.02(c) will not be reinstated if a former Employee is later rehired by the Bank.
2.03    Timing of Contributions. DCRP Contributions will be credited to a Participant’s Account annually after the end of the Plan Year and following the determination of the Achievement Levels by the Committee, in accordance with the procedures established by the Committee.
Article 3.    Funding and Investment of Plan Accounts
3.01    Plan Accounts. The Committee will establish an Account on the books of the Plan for each Participant, reflecting DCRP Contributions made for the Participant’s benefit, together with any adjustments for income, gains, or losses attributable thereto under Section 3.02, and any payments, distributions, transfers, or forfeitures therefrom.
3.02    Investment of Plan Accounts. A Participant’s Account shall be adjusted as of each Valuation Date to reflect the income, gains, or losses that would accrue to such Account, if the Account were invested as described in this Section 3.02.
(a)    Subject to the rules of the Committee, each Participant may direct the hypothetical investment of the DCRP Contributions credited to the Participant’s Account among such investment funds as are from time to time made available by the Committee in its discretion.
(b)    A Participant may, as of any Valuation Date, change the investment allocation of future DCRP Contributions, and may elect to transfer all or a portion of the balance of their Account hypothetically invested in one investment fund to any other investment fund or funds then made available under the Plan, by directing the Committee in such form and at such time as the Committee requires.
(c)    The Committee may promulgate uniform and nondiscriminatory rules and procedures governing investment elections under the Plan, including rules governing how contributions, credits, or debits to an Account will be allocated among investment funds in the absence of a valid election, setting minimum or maximum amounts that may be transferred, and designating when transfers are permitted.
3.03    Funding of Accounts. All payments of Benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank; provided, however, that the Bank may, in its discretion, establish a bookkeeping reserve or a grantor trust (as such term

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

is used in IRC Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Participant.
Article 4.    Distribution of Accounts
4.01    Time of Distribution. Distribution of a Participant’s Account under the Plan shall commence no later than 90 days after the Participant’s Distribution Event.
4.02    Form of Distribution. Within 30 days following the date an Employee becomes an Eligible Employee, the Eligible Employee may elect, in writing, the form in which the Eligible Employee elects to receive payment of the Eligible Employee’s Account upon a Distribution Event. An Eligible Employee may elect that the vested portion of the Eligible Employee’s Account be paid in (a) a single lump sum or (b) equal annual installments over a period of up to seven years. The Eligible Employee’s election shall apply to the entire balance of the Account. If the Eligible Employee does not elect a form of distribution within 30 days after first becoming an Eligible Employee, the Eligible Employee’s entire balance will be distributed pursuant to Section 4.01 in the form of a single lump sum.
4.03    Modification of Distribution Election. An Eligible Employee’s distribution election is irrevocable and cannot be changed more than 30 days after becoming an Eligible Employee.
4.04    Distribution of Small Account Balances. Notwithstanding any other provision of this Plan, if a Participant’s Account balance is less than the allowable limit under IRC Section 402(g) when the Participant’s Distribution Event occurs, the Participant’s entire Account shall be paid to the Participant in the form of a lump sum payment within 90 days following the Distribution Event.
4.05    Death of Participant. If a Participant dies before payment of the Participant’s Account has commenced, the Participant’s Account will be paid to the Participant’s Beneficiary in a single lump sum within 90 days after the Participant’s death.
Article 5.    Designation of Beneficiaries
5.01    Beneficiary Designation. Each Participant may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount of all Benefits payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If the Participant and the Participant’s Beneficiary should die simultaneously, or under circumstances that render it difficult to determine who predeceased the other, then the Committee will presume conclusively that the Beneficiary predeceased the

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

Participant. A divorce decree revokes the Participant’s prior designation, if any, of the Participant’s former spouse as their Beneficiary. The Participant may subsequently designate such former spouse as a Beneficiary.
5.02    No Designated Beneficiary. If (a) no Beneficiary designation is in effect under the Plan at the time of a Participant’s death, (b) no Beneficiary designated under the Plan survives the Participant, (c) a Participant’s Beneficiary under the Plan cannot be located by the Bank or Committee within 90 days following the Participant’s death, or (d) in the opinion of the Committee, the Participant’s beneficiary designation under the Plan conflicts with applicable law, the Participant’s Beneficiary under the Plan shall be the beneficiary properly designated by the Participant under the BEP or, if none, the beneficiary properly designated by the Participant under the Bank’s 401(k) plan or, if none, the Participant’s surviving spouse or, if none, the Participant’s estate. Such Beneficiary shall be paid the amount, if any, payable under the Plan upon the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank.
Article 6.    Source and Method of Payments
6.01    Participant has no Right to Specific Assets. No Participant shall have any right, title, or interest whatever in or to any investments that the Bank may make or any specific assets that the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
6.02    Forfeitures. Amounts forfeited under the Plan will be returned to the Bank to be used in its discretion, and shall not be used to increase amounts that would otherwise be credited to Participants.
6.03    Delay of Distributions. Notwithstanding herein to the contrary, if it is administratively impracticable to make a distribution under this Plan by the required payment date, and such impracticability is unforeseeable, then such payment shall be made as soon as administratively practicable.
Article 7.    Administration of the Plan
7.01    Plan Administrator. The Board of Directors has delegated to the Committee, subject to those powers that the Board has reserved as described in Article 8 below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article 3 and for the calculation of the benefits payable thereunder, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025

of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.
7.02    Engagement of Consultants. If the Committee deems it advisable, it shall arrange for the engagement of actuaries, legal counsel, certified public accountants (who may be counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such actuaries, counsel, accountants and consultants, and upon any information supplied by the BEP or 401(k) Plan for purposes of Article 5 of the Plan. The Committee shall report to the Board of Directors at such intervals as shall be specified by the Board with regard to the matters for which it is responsible under the Plan.
7.03    Claims for Benefits.
(a)    Initial Claim. A Participant (or the Participant’s duly authorized representative) (the “claimant”) may file a claim for benefits in writing with the Committee. If any such claim is wholly or partially denied, the Committee will notify the claimant of its decision in writing and shall provide the claimant with a written notice identifying the reason or reasons for such denial and an explanation of the steps that the claimant must take to appeal the denial. The Committee shall notify the claimant of a denial of the claim within a reasonable period of time, ordinarily within 180 days after receipt of the claim, unless the Committee determines additional time is required to make a determination.
(b)    Appeals. If a claimant wishes to appeal the denial of a claim, the claimant must file a written appeal with the Committee on or before the 60th day after the claimant receives the Committee’s written notice that the claim has been wholly or partially denied. The written appeal must identify both the grounds and specific Plan provisions upon which the appeal is based. A written appeal may also include any comments, statements or documents that the claimant may desire to provide. The claimant shall lose the right to appeal if the appeal is not timely made. The Committee shall rule on an appeal within a reasonable period of time, ordinarily within 180 days of receipt of the appeal, unless the Committee determines additional time is required to make a determination. If an appeal is wholly or partially denied, the Committee shall provide the claimant with a notice identifying the reason or reasons for such denial. The determination rendered by the Committee shall be binding upon all parties.
(c)    Time Limits. The claimant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under IRC Section 409A, even if action is required to be taken under IRC Section 409A sooner than is required under the claims procedures of Section 7.03. The claims and review procedures described herein must be utilized and fully exhausted before a

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■ EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN | January 1, 2025
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claimant may bring a legal action against the Bank, the Committee, the Committee members, or the Plan and any such legal action must be filed within one year of receiving final notice of the benefit determination in Section 7.03(b). Any claim or action by a Participant or any other person relating to or arising under the Plan shall only be brought in a federal or state court in Shawnee County, Kansas, and this court shall have personal jurisdiction over any Participant or other person named in the action. A claimant who successfully seeks judicial reversal or modification of a Committee decision shall be reimbursed by the Bank for that claimant’s attorneys’ fees.
7.04    Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.
7.05    Missing Participants. Each Participant will keep the Committee informed of their current address. Notwithstanding any other provision of the Plan, if the Bank or Committee is unable to locate the Participant to whom a Benefit under the Plan is due by the second anniversary of the date payment of the Benefit is to be made or commence, such Benefit shall be forfeited; provided, that the deemed investment return pursuant to Section 3.02 shall cease to be applied to the Participant’s Account following the first anniversary of the date payment is to be made or commence. The Participant shall be responsible for any tax, penalty, or income inclusion resulting from delay in payment due to an inability to locate the Participant.
Article 8.    Amendment and Termination
Although the Bank anticipates that it will continue the Plan for an indefinite period of time, the Board of Directors reserves the right in its sole and absolute discretion to amend, suspend, or terminate, in whole or in part, the Plan, including but not limited to the termination of the participation in the Plan, without the consent of the Committee, of any Participant or other person, except that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant or other person to Benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee or Board in its sole discretion. The Committee may adopt any amendment, and take any other action that may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto, provided any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan.
In the event the Plan is terminated, the termination shall occur in a manner consistent with the requirements of IRC Section 409A, including but not limited to allowing the Bank to terminate and liquidate the Plan when the Bank has declared bankruptcy or at the Bank's discretion, subject to the restrictions and limitations described in IRC Section 409A.

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Article 9.    General Provisions
9.01    Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Bank and Participants. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank. Upon occurrence of any of the events in the preceding sentence, the term “Bank” shall refer to such other bank and the Plan shall continue in full force and effect.
9.02    No Continued Right to Employment. Neither the Plan nor any action taken thereunder shall be construed as giving to a Participant the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Participant from its employ.
9.03    Taxes.
(a)    Tax Withholding. The Bank may withhold from amounts credited under the Plan such portion as is necessary to pay federal, state, and local taxes required to be withheld by the Bank. The Bank may withhold from any payments made to a Participant all federal, state, and local taxes required to be withheld by the Bank in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Bank.
(b)    IRC Section 409A. This Plan is intended to comply with IRC Section 409A and shall be construed, interpreted, and administered in accordance with that intent. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Plan comply with IRC Section 409A. For purposes of IRC Section 409A, each installment payment payable hereunder shall be treated as a separate payment. In the event that any portion of a Participant’s Account balance is required to be included in income by the Participant prior to receipt of any distribution under this Plan because of a violation of the requirements of IRC Section 409A, the Bank may withhold from the Participant all federal, state, and local taxes required to be withheld by the Bank in connection with such income inclusion, in amounts and in a manner determined in the sole and absolute discretion of the Bank. If necessary, the Participant’s annual contribution amount may be reduced to pay any taxes and to pay income tax withholdings associated with IRC Section 409A. Neither the Bank nor the Committee is responsible or liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with IRC Section 409A.

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9.04    No Disposition of Participant’s Rights. No right or interest of a Participant under the Plan may be assigned, sold, encumbered, pledged, transferred, or otherwise disposed of, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition of such right or interest shall be null and void. Notwithstanding the foregoing, the Bank shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan. The Bank shall have no liability to any Participant to the extent that the Participant’s Benefit is reduced in accordance with the terms of a domestic relations order that the Bank applies in good faith.
9.05    Incompetency of Participant. If the Committee determines that any person to whom any amount is or was payable under the Plan is unable to care for that person’s affairs because of illness or accident, or is a minor, then any payment, or any part thereof, due to such person (unless a prior claim therefore has been made by a duly appointed legal representative), may, in the Committee's sole discretion, be paid to such person’s spouse, child, or other relative of the recipient, to an institution maintaining or having custody of such person, or to any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefore.
9.06    Communications to Committee. All elections, designations, requests, notices, instructions, and other communications from a Participant or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.
9.07    Benefits Independent. The Benefits payable under the Plan shall be in addition to all other benefits provided for employees and directors of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which the Participant may be entitled under any other plan or arrangement of the Bank.
9.08    No Personal Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by the Committee member or on behalf of that Committee member, or action taken or not taken by the Committee member in capacity as a Committee member, nor for any mistake of judgment made in good faith. The Bank shall indemnify and hold harmless the Committee and each Committee member and each employee, officer, or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out

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of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.
9.09    Waiver. The Bank’s failure to enforce at any time any provision of this Plan does not constitute a waiver of that provision or of any other provision of this Plan.
9.10    Terminology. As used in the Plan, personal pronouns hereunder will include any gender, and the singular person shall be deemed to refer to the plural, wherever appropriate.
9.11    Severability. If any provision of this Plan is held illegal or invalid for any reason, the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
9.12    Headings. The headings preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not be any manner defined by or limit the scope or intent of any provisions of the Plan.
9.13    Governing Law. The Plan shall be construed according to the laws of the State of Kansas in effect from time to time.

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